PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-89355
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)


                             [HOLDRS BIOTECH LOGO]


                                         1,000,000,000 Depositary Receipts
                                             Biotech HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Biotech HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Biotech HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                                   Primary
                                                                                     Share         Trading
                          Name of Company(1)                          Ticker        Amounts         Market
           ----------------------------------------------             ------        -------         ------
           Affymetrix, Inc.                                            AFFX            4           NASDAQ
           Alkermes, Inc.                                              ALKS            4           NASDAQ
           Amgen Inc.                                                  AMGN          64.48         NASDAQ
           Applera Corporation--Applied Biosystems Group*               ABI            18            NYSE
           Applera Corporation--Celera Genomics Group*                  CRA             4            NYSE
           Biogen IDEC Inc.                                            BIIB          26.95         NASDAQ
           Enzon Pharmaceuticals, Inc.                                 ENZN            3           NASDAQ
           Genentech, Inc.                                             DNA            88            NYSE
           Genzyme Corporation                                         GENZ           14           NASDAQ
           Gilead Sciences, Inc.                                       GILD           32           NASDAQ
           Human Genome Sciences, Inc.                                 HGSI            8           NASDAQ
           ICOS Corporation                                            ICOS            4           NASDAQ
           MedImmune, Inc.                                             MEDI           15           NASDAQ
           Millennium Pharmaceuticals, Inc.                            MLNM           12           NASDAQ
           QLT Inc.                                                    QLTI            5           NASDAQ
           Sepracor Inc.                                               SEPR            6           NASDAQ
           Shire p.l.c.                                               SHPGY         6.8271         NASDAQ

--------------------
(1) Effective April 20, 2006, Chiron Corporation (NASDAQ ticker "CHIR") and Novartis AG merged. As a result, effective April 28, 2006, Chiron Corporation is no longer an underlying constituent of the Biotech HOLDRS Trust. For the 16 shares of Chiron Corporation per 100 shares round lot of Biotech HOLDRS Trust, The Bank of New York received $768.00 and distributed cash on May 2, 2006 at a rate of $7.68 per depositary share, less custody fees.

* The securities of this company trade as a tracking stock. Please see "Risk Factors" and the business description in Annex A for additional information relating to an investment in tracking stock.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2006.